Exhibit 99.1

Ophthotech Reports Second Quarter 2016 Financial and Operating Results

- Conference Call and Webcast Today, August 3rd, at 8:00 a.m. ET —

New York, NY, August 3, 2016 — Ophthotech Corporation (Nasdaq: OPHT) today announced financial results for the second quarter ended June 30, 2016 and provided an update on the Company’s business and product development programs.

“During the second quarter, we reached a significant milestone in our Fovista® program as we completed patient recruitment in our third Phase 3 trial of Fovista® in combination with Eylea® or Avastin®,” said David R. Guyer, M.D., Chief Executive Officer and Chairman of the Board of Ophthotech. “We look forward to providing initial, topline data from our two pivotal Phase 3 trials of Fovista® in combination with Lucentis® in the fourth quarter of this year.”

Programs Highlights

In June 2016, Ophthotech completed recruitment in its Phase 3 trial investigating Fovista® (pegpleranib) in combination with either Eylea® (aflibercept) or Avastin® (bevacizumab) which triggered achievement of the final $30 million milestone of the $130 million aggregate enrollment-based milestone payments under the ex-US licensing and commercialization agreement with Novartis Pharma AG.  Additionally, Ophthotech is eligible to receive up to an aggregate of $300 million upon achievement of specified regulatory milestones, including marketing approval and reimbursement approval in certain ex-US territories, and ex-US sales milestones of up to $400 million. Ophthotech is also entitled to receive royalties on ex-US Fovista® sales.  Ophthotech expects initial, topline data from both pivotal Phase 3 trials of Fovista® in combination with Lucentis® (ranibizumab) in wet age-related macular degeneration (AMD) in the fourth quarter of this year.  In addition, the Fovista® Expansion Studies designed to further evaluate the potential of Fovista® in addressing a variety of unmet needs in wet AMD are progressing as planned.

Ophthotech continues to enroll patients in its Phase 2/3 trial of Zimura® in patients with geographic atrophy, an advanced form of dry AMD. In addition, its Phase 2 trial evaluating the potential role of Zimura® when administered in combination with anti-VEGF drugs for the treatment of wet AMD has been activated.

Board and Management Highlights

Ophthotech’s Board of Directors elected Ian F. Smith to its Board of Directors, effective August 2, 2016.  Mr. Smith currently serves as Executive Vice President and Chief Financial Officer of Vertex Pharmaceuticals, a global biotechnology company that discovers, develops and commercializes innovative medicines for serious diseases. Mr. Smith has experience in various important functions including financial, business development and investor relations strategy.  Mr. Smith was also elected Chair of Ophthotech’s Audit Committee.

Carmen A. Puliafito, M.D., M.B.A., one of the world’s leading experts in ophthalmology and health management, was appointed Chief of Strategic Development at Ophthotech.  Dr. Puliafito joined the Company after serving as Dean of the Keck School of Medicine of the

University of Southern California, a position that he held from 2007 to 2016.  Dr. Puliafito is on leave from his position as Professor of Ophthalmology and Health Management at the USC Roski Eye Institute.

Financial Highlights

•      Cash Position: As of June 30, 2016, the Company had $325.7 million in cash, cash equivalents, and available for sale securities.

•      Revenues: Collaboration revenue was $28.2 million for the quarter ended June 30, 2016, compared to $1.6 million for the same period in 2015. Collaboration revenue for the six months ended June 30, 2016 was $43.9 million, compared to $43.3 million for the same period in 2015. Collaboration revenue recognized in the quarter ended June 30, 2016 related primarily to the $30.0 million enrollment-based milestone the Company achieved in June 2016. The balance of this milestone was recorded as deferred revenue.  Collaboration revenue recognized in the six-month period ended June 30, 2016 also included revenue from drug supply shipments the Company completed under the Novartis agreement. Collaboration revenue recognized during the six-month period ended June 30, 2015 was primarily related to the $50.0 million enrollment-based milestone the Company achieved in March 2015.

•      R&D Expenses: Research and development expenses were $48.3 million for the quarter ended June 30, 2016, compared to $32.1 million for the same period in 2015.  Research and development expenses were $86.0 million for the six months ended June 30, 2016, compared to $56.6 million for the same period in 2015.  The increase in research and development expense in both the quarter and six-month period ended June 30, 2016 was primarily due to increased costs related to Fovista® manufacturing activities, the Company’s ongoing Fovista® Phase 3 clinical program and Fovista® Expansion Studies, as well as increased personnel costs associated with additional management and research and development staffing, including share-based compensation expense.

•      G&A Expenses:  General and administrative expenses were $10.5 million for the quarter ended June 30, 2016, compared to $12.0 million for the same period in 2015. The decrease in general and administrative expenses in the quarter ended June 30, 2016 related primarily to a decrease in professional services and consulting fees compared to the prior year period. General and administrative expenses were $25.2 million for the six-month period ended June 30, 2016, compared to $21.5 million for the same period in 2015.  The increase related primarily to an increase in costs to support the Company’s expanded operations and public company infrastructure, including additional management, corporate staffing and increased share-based compensation expenses.

•      Net Loss: The Company reported a net loss for the quarter ended June 30, 2016 of $29.9 million, or ($0.85) per diluted share, compared to a net loss of $37.1 million, or ($1.08) per diluted share, for the same period in 2015. The Company reported a net loss for the six-month period ended June 30, 2016 of $66.2 million, or ($1.88) per diluted share, compared to a net loss of $30.5 million, or ($0.89) per diluted share, for the same period in 2015.

Conference Call/Web Cast Information

Ophthotech will host a conference call/audio web cast to discuss the Company’s financial and operating results, its development programs and provide a general business update. The call is scheduled for August 3, 2016 at 8:00 a.m. Eastern Time. To participate in this conference call, dial 888-438-5519 (USA) or 719-457-2627 (International), passcode 2450854. A live, listen-only audio webcast of the conference call can be accessed on the Investor Relations section of the Ophthotech website at: www.ophthotech.com. A replay will be available approximately two hours following the live call for two weeks. The replay number is 888-203-1112 (USA Toll Free), passcode 2450854. The audio webcast can be accessed at: www.ophthotech.com.

About Ophthotech Corporation

Ophthotech is a biopharmaceutical company specializing in the development of novel therapeutics to treat back of the eye diseases, with a focus on developing innovative therapies for age-related macular degeneration (AMD). Ophthotech’s most advanced product candidate, Fovista® anti-PDGF therapy, is in Phase 3 clinical trials for use in combination with anti-VEGF therapy that represents the current standard of care for the treatment of wet AMD. Ophthotech’s second product candidate, Zimura®, an inhibitor of complement factor C5, is being developed for the treatment of geographic atrophy, a form of dry AMD, and in combination with anti-VEGF therapy in wet AMD patients. For more information, please visit www.ophthotech.com.

Forward-looking Statements

Any statements in this press release about Ophthotech’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements about Ophthotech’s strategy, future operations and future expectations and plans and prospects for Ophthotech, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. In this press release, Ophthotech’s forward looking statements include statements about the timing and progress of the Fovista® Phase 3 clinical program, the Fovista® Expansion Studies, and Ophthotech’s Zimura® development programs for geographic atrophy and, in combination with anti-VEGF drugs, for wet AMD. Such forward-looking statements involve substantial risks and uncertainties that could cause Ophthotech’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, those related to the initiation and conduct of clinical trials, availability of data from clinical trials and expectations for regulatory approvals or other actions and other factors discussed in the “Risk Factors” section contained in the quarterly and annual reports that Ophthotech files with the SEC. Any forward-looking statements represent Ophthotech’s views only as of the date of this press release. Ophthotech anticipates that subsequent events and developments will cause its views to change. While Ophthotech may elect to update these forward-looking statements at some point in the future, Ophthotech specifically disclaims any obligation to do so except as required by law.

OPHT-G

Contacts: Investors

Kathy Galante

Ophthotech Corporation

Vice President, Investor Relations and Corporate Communications

212-845-8231

kathy.galante@ophthotech.com

Media

Jennifer Devine

SmithSolve LLC on behalf of Ophthotech Corporation

973-442-1555 ext. 102

jennifer.devine@smithsolve.com

Ophthotech Corporation

Selected Financial Data (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Statements of Operations Data:
Collaboration revenue	$28,198	$1,597	$43,919	$43,275
Operating expenses:
Research and development	48,262	32,059	86,032	56,616
General and administrative	10,489	11,959	25,185	21,543
Total operating expenses	58,751	44,018	111,217	78,159
Loss from operations	(30,553)	(42,421)	(67,298)	(34,884)
Interest income	446	139	892	264
Other income (loss)	(98)	79	(68)	27
Loss before income tax provision	(30,205)	(42,203)	(66,474)	(34,593)
Income tax benefit	(260)	(5,072)	(228)	(4,098)
Net loss	$(29,945)	$(37,131)	$(66,246)	$(30,495)
Net loss per common share:
Basic and diluted	$(0.85)	$(1.08)	$(1.88)	$(0.89)
Weighted average common shares outstanding:
Basic and diluted	35,392	34,353	35,324	34,254

	June 30, 2016	December 31, 2015
	(in thousands)

Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$325,723	$391,890
Due from Novartis Pharma AG	$30,197	$4,389
Total assets	$385,854	$428,851
Deferred revenue	$213,429	$213,066
Royalty purchase liability	$125,000	$125,000
Total liabilities	$371,349	$368,904
Additional paid-in capital	$486,372	$465,924
Accumulated deficit	$(471,785)	$(405,539)
Total stockholders’ equity	$14,505	$59,947